Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	cogle@levi.com		kmarubio@levi.com

LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER 2011 FINANCIAL RESULTS

Net Revenues Up 9% on Global Levi’s® Growth

SAN FRANCISCO (October 11, 2011) – Levi Strauss & Co. (LS&Co.) today announced financial results for the third quarter ended August 28, 2011, and filed its third-quarter 2011 results on Form 10-Q with the Securities and Exchange Commission.

Highlights include:

	Three Months Ended
($ millions)	August 28, 2011	August 29, 2010
Net revenues	$1,204	$1,109
Net income	$32	$28

Third-quarter net revenues increased 9 percent on a reported basis primarily due to the Levi’s® brand, through the expansion and performance of the company’s retail network. Excluding the effect of currency, net revenues improved 4 percent. Net income increased to $32 million, as a decline in operating income was more than offset by a lower tax rate.

“In the third quarter, we saw continued revenue growth from the Levi’s® brand in markets around the world, but increased cotton costs continued to put pressure on the margins of all our products,” said Blake Jorgensen, chief financial officer of Levi Strauss & Co. “Going forward, while dealing with the challenging economic environment and volatile raw material costs, we will focus on controlling our expenses and managing inventory.”

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LS&Co. Q3 2011 Results/Add One

October 11, 2011

As the company previously announced, Chip Bergh joined as President and Chief Executive Officer on September 1, 2011. “I have spent the first month immersed in getting to know our employees, customers and consumers first-hand,” said Bergh. “I joined LS&Co. because I believe we have tremendous brands with significant upside potential. My near-term focus is on navigating a difficult economic environment and cautious consumer spending by concentrating on structural economics, cash management and ensuring our brands are delivering compelling value to consumers around the world.”

Third-Quarter 2011 Highlights

•

Gross profit in the third quarter increased to $569 million compared with $544 million for the same period in 2010, reflecting the company’s higher net revenues and a favorable currency impact. Gross margin for the third quarter decreased to 47 percent of revenues compared with 49 percent of revenues in the same quarter of 2010. The gross margin decline reflects the impact of higher-priced cotton, which was not fully offset by the company’s product price increases, and an increase in discounted sales at Levi’s® and Dockers® brands.

•

Selling, general and administrative (SG&A) expenses for the third quarter increased to $489 million from $457 million in the same period of 2010. Higher SG&A included the effects of currency and additional selling expenses related to the expansion of the company-operated retail network.

•	Operating income for the third quarter declined to $81 million compared with $86 million for the same period of 2010, as the revenue increase was offset by the lower gross margin and higher SG&A.

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LS&Co. Q3 2011 Results/Add Two

October 11, 2011

Regional Overview

Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
Net Revenues ($ millions)	August 28, 2011	August 29, 2010	As Reported	Constant Currency
Americas	$718	$673	7%	6%
Europe	$275	$259	6%	(4)%
Asia Pacific	$211	$177	20%	11%

•

Net revenues grew in the Americas due to the Levi’s® brand, which had higher sales in the company’s retail stores, primarily its outlet stores, and the launch of Denizen™. Dockers® brand net sales in the region declined.

•

The reported net revenues increase in Europe was due to currency; net revenues were down on a constant-currency basis. Gains from the expansion of the company-operated retail network and the continued success of the Levi’s® Curve ID collection for women were more than offset by declines in the wholesale business.

•	Revenue growth in Asia Pacific, primarily driven by the Levi’s® brand and continued expansion of the company’s brand-dedicated retail network in China and India, offset the revenue decline in Japan.

Cash Flow and Balance Sheet

As of August 28, 2011, cash and cash equivalents were approximately $231 million, and $337 million was available under the company’s revolving credit facility. Cash provided by operating activities during the nine-month period in 2011 was $17 million, compared with $96 million for the same period in 2010; the decline reflected higher inventories, due primarily to the increased cost of cotton, increased selling, general and administration expenses and increased pension plan contributions. Net debt was $1.75 billion as compared to $1.6 billion at the end of 2010.

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LS&Co. Q3 2011 Results/Add Three

October 11, 2011

Investor Conference Call

The company’s third-quarter 2011 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, October 11, 2011, at 1 p.m. Pacific/4 p.m. Eastern. Participants may dial-into the call in listen-only mode as well at 800-891-4735 or 973-200-3066 internationally. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through October 18, 2011, at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No.15016647.

Forward Looking Statement

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2010, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen™ brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and franchised and company-owned stores. As of August 28, 2011, the company operated 499 stores within 31 countries. Levi Strauss & Co.’s reported fiscal 2010 net revenues were $4.4 billion. For more information, go to http://levistrauss.com.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	August 28, 2011	November 28, 2010
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$230,844	$269,726
Restricted cash	7,432	4,028
Trade receivables, net of allowance for doubtful accounts of $22,778 and $24,617	539,042	553,385
Inventories:
Raw materials	7,960	6,770
Work-in-process	13,421	9,405
Finished goods	709,253	563,728

Total inventories	730,634	579,903
Deferred tax assets, net	143,466	137,892
Other current assets	140,546	106,198

Total current assets	1,791,964	1,651,132
Property, plant and equipment, net of accumulated depreciation of $729,843 and $683,258	507,933	488,603
Goodwill	243,680	241,472
Other intangible assets, net	76,015	84,652
Non-current deferred tax assets, net	558,881	559,053
Other assets	109,285	110,337

Total assets	$3,287,758	$3,135,249

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Short-term debt	$129,010	$46,418
Current maturities of long-term debt	—	—
Current maturities of capital leases	1,740	1,777
Accounts payable	248,806	212,935
Other accrued liabilities	233,871	275,443
Accrued salaries, wages and employee benefits	192,553	196,152
Accrued interest payable	37,319	9,685
Accrued income taxes	18,333	17,115

Total current liabilities	861,632	759,525
Long-term debt	1,856,237	1,816,728
Long-term capital leases	2,795	3,578
Postretirement medical benefits	139,410	147,065
Pension liability	326,344	400,584
Long-term employee related benefits	94,441	102,764
Long-term income tax liabilities	48,659	50,552
Other long-term liabilities	54,250	54,281

Total liabilities	3,383,768	3,335,077

Commitments and contingencies
Temporary equity	10,720	8,973

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,346,643 shares and 37,322,358 shares issued and outstanding	373	373
Additional paid-in capital	24,857	18,840
Retained earnings	106,894	33,346
Accumulated other comprehensive loss	(247,555)	(272,168)

Total Levi Strauss & Co. stockholders’ deficit	(115,431)	(219,609)
Noncontrolling interest	8,701	10,808

Total stockholders’ deficit	(106,730)	(208,801)

Total liabilities, temporary equity and stockholders’ deficit	$3,287,758	$3,135,249

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	August 28, 2011	August 29, 2010	August 28, 2011	August 29, 2010
	(Dollars in thousands)
	(Unaudited)
Net sales	$1,183,890	$1,090,448	$3,358,175	$3,064,414
Licensing revenue	20,127	18,557	59,457	56,326

Net revenues	1,204,017	1,109,005	3,417,632	3,120,740
Cost of goods sold	634,573	565,393	1,749,525	1,544,779

Gross profit	569,444	543,612	1,668,107	1,575,961
Selling, general and administrative expenses	488,545	457,309	1,423,358	1,313,185

Operating income	80,899	86,303	244,749	262,776
Interest expense	(30,208)	(31,734)	(98,589)	(100,347)
Loss on early extinguishment of debt	—	—	—	(16,587)
Other income (expense), net	(5,779)	(7,695)	(12,744)	11,462

Income before income taxes	44,912	46,874	133,416	157,304
Income tax expense	13,612	20,252	42,437	93,203

Net income	31,300	26,622	90,979	64,101
Net loss attributable to noncontrolling interest	893	1,556	2,860	6,050

Net income attributable to Levi Strauss & Co.	$32,193	$28,178	$93,839	$70,151

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	August 28, 2011	August 29, 2010
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$90,979	$64,101
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87,420	77,983
Asset impairments	2,957	2,307
Gain on disposal of property, plant and equipment	—	(100)
Unrealized foreign exchange losses (gains)	11,262	(15,789)
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	8,252	8,412
Employee benefit plans’ amortization from accumulated other comprehensive loss	(4,555)	2,557
Employee benefit plans’ curtailment loss, net	1,629	100
Noncash gain on extinguishment of debt, net of write-off of unamortized debt issuance costs	—	(13,647)
Amortization of deferred debt issuance costs	3,241	3,293
Stock-based compensation	7,741	4,419
Allowance for doubtful accounts	4,957	6,428
Change in operating assets and liabilities:
Trade receivables	22,260	16,871
Inventories	(115,169)	(134,592)
Other current assets	(28,823)	(6,930)
Other non-current assets	1,124	(17,320)
Accounts payable and other accrued liabilities	1,309	55,700
Income tax liabilities	(3,554)	63,760
Accrued salaries, wages and employee benefits and long-term employee related benefits	(73,019)	(40,820)
Other long-term liabilities	(994)	19,113
Other, net	270	(17)

Net cash provided by operating activities	17,287	95,829

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(106,010)	(107,874)
Proceeds from sale of property, plant and equipment	158	1,375
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(8,252)	(8,412)
Acquisitions, net of cash acquired	—	(12,242)
Other	(500)	(114)

Net cash used for investing activities	(114,604)	(127,267)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	909,390
Repayments of long-term debt and capital leases	(1,470)	(865,527)
Proceeds from senior revolving credit facility	70,000	—
Short-term borrowings, net	6,926	19,176
Debt issuance costs	—	(17,512)
Restricted cash	(2,866)	(248)
Repurchase of common stock	(245)	—
Dividends to stockholders	(20,023)	(20,013)

Net cash provided by financing activities	52,322	25,266

Effect of exchange rate changes on cash and cash equivalents	6,113	(3,434)

Net decrease in cash and cash equivalents	(38,882)	(9,606)
Beginning cash and cash equivalents	269,726	270,804

Ending cash and cash equivalents	$230,844	$261,198

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$69,124	$87,097
Income taxes	43,697	34,980

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.